                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:   INVESTORS:                              MEDIA:
           Kevin F. McLaughlin                     Janice M. McCourt
           Senior Vice President &                 Vice President of Operations &
           Chief Financial Officer                 Director of Corporate Communications
           (617) 494-8400 ext. 2274                (617) 494-8400 ext. 2330
           email: kevin.mclaughlin@praecis.com     email: janice.mccourt@praecis.com
                  ----------------------------            --------------------------



                      PRAECIS PHARMACEUTICALS INCORPORATED
                  REPORTS FIRST QUARTER 2001 FINANCIAL RESULTS

Cambridge, MA, April 27, 2001. PRAECIS PHARMACEUTICALS INCORPORATED (Nasdaq:
PRCS) today announced consolidated financial results for the three months ended March 31, 2001.

The Company's net loss for the three months ended March 31, 2001 was approximately $11,847,000, or $0.26 per diluted share, compared to net loss of approximately $2,475,000, or $0.36 per diluted share, for the three months ended March 31, 2000.

Contributing to the increased net loss, operating expenses rose approximately 33%, or $4.2 million, during the first quarter of 2001, compared to the same period in 2000, due primarily to the Company's responsibility for one-half of the costs incurred in connection with the clinical and commercial development of abarelix depot in the United States. Additionally, the Company continued to increase spending on its clinical development programs for Latranal, a proprietary topical composition in development for the relief of chronic back pain, and Apan, its proprietary drug candidate for the treatment of Alzheimer's disease, and on expansion in discovery research initiatives, and personnel and compensation costs.

Commenting on the first quarter results, Malcolm L. Gefter, Ph.D., PRAECIS' Chairman, Chief Executive Officer and President stated: "The highlights of the first quarter included the designation of priority review status for abarelix depot, our drug candidate for the treatment of prostate cancer, by the United States Food and Drug Administration (FDA). As previously announced, we expect to receive a response from the FDA regarding our New Drug Application for abarelix depot in June 2001, which will advise us as to whether or not the drug is approved for marketing, and if not, what additional steps are necessary for its approval. Additionally, we continued to advance our other clinical programs during the quarter, initiating phase II trials for Latranal and phase I trials for Apan. We were also pleased by the enthusiasm shown by the investment community in PRAECIS, as evidenced by the success of our follow-on public offering in February, in which we raised approximately $175.9 million."

As a result of the Company's follow-on public offering, at March 31, 2001, the Company had cash and cash equivalents and marketable securities of approximately $290,312,000, compared to approximately $132,207,000 at December 31, 2000.

As the Company continues to increase spending in 2001 on the ongoing development and anticipated launch of abarelix depot for the treatment of prostate cancer, as well as on its other clinical programs and research and development initiatives, the Company expects its loss for the second quarter of 2001 to fall within an approximate range of $15,000,000 to $20,000,000. For fiscal 2001, the Company expects its loss to fall within an approximate range of $75,000,000 to $85,000,000.

2001 ANNUAL MEETING

As previously announced, the Company's 2001 Annual Meeting of Stockholders has been scheduled for May 23, 2001 at 10:00 a.m. The meeting will be held at the Company's new corporate headquarters and research facility located at 830 Winter Street, Waltham, Massachusetts.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP(TM) (Ligand Evolution to Active Pharmaceuticals) technology. LEAP combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process. PRAECIS successfully employed LEAP in the development of abarelix depot, its lead candidate for the treatment of prostate cancer and endometriosis. PRAECIS also has clinical programs in Alzheimer's disease and chronic back pain, and has five programs in the research or preclinical development stage.

This news release contains forward-looking statements, including, but not limited to, statements regarding estimated losses for the second quarter of 2001 and for fiscal 2001, the expected timing of regulatory review by the United States Food and Drug Administration of a New Drug Application for abarelix depot for the treatment of prostate cancer, and the continuation of the Company's other clinical studies. These statements are based on PRAECIS' current beliefs and expectations as to future outcomes. Such statements are subject to certain factors and uncertainties that may cause actual results to differ materially from expected results. These include, but are not limited to, the timing and content of decisions made by the United States Food and Drug Administration, fluctuations in spending by corporate collaborators, delays in the development, manufacturing, marketing or sale of potential products, unexpected expenditures, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, and access to capital and funding, as well as the risks set forth from time to time in PRAECIS' filings with the Securities and Exchange Commission, including but not limited to the risks discussed in PRAECIS' Annual Report on Form 10-K for the year ended December 31, 2000.

There will be a conference call at 9:00 a.m. EST today to discuss PRAECIS' first quarter financial results, as well as the outlook for the remainder of 2001. This call will be broadcast live over the Internet at http://www.praecis.com under "Investor Relations." In addition, for those who would like to access the teleconference, please go to "News Center" on PRAECIS' website and refer to "Events & Conferences" for dialing instructions. The webcast will be available for replay on PRAECIS' website for a period of one week after the conference call. A telephonic replay of the call will also be available for one week.

Please note that PRAECIS is planning to report second quarter 2001 earnings on July 27, 2001. For information regarding live webcasts and investment community conference calls related to these second quarter 2001 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

                      PRAECIS PHARMACEUTICALS INCORPORATED

                 Condensed Consolidated Statements of Operations
                 (in thousands, except share and per share data)
                                   (unaudited)

                                                               Three Months Ended
                                                                  March 31,
                                                             2000            2001
                                                          ------------    ------------
Revenues:
  Corporate collaborations ............................   $      9,001    $      2,582
                                                          ------------    ------------
    Total revenues.....................................          9,001           2,582

Costs and expenses:
  Research and development.............................         11,276          12,210
  Sales and marketing..................................            275           3,099
  General and administrative...........................          1,119           1,594
                                                          ------------    ------------
    Total costs and expenses...........................         12,670          16,903
                                                          ------------    ------------

Operating loss.........................................         (3,669)        (14,321)

Interest income, net...................................          1,294           2,474
                                                          ------------    ------------

Loss before income taxes...............................         (2,375)        (11,847)
Provision for income taxes.............................            100            --
                                                          ------------    ------------

Net loss...............................................   $     (2,475)   $    (11,847)
                                                          ============    ============

Basic and diluted net loss per share...................   $      (0.36)   $      (0.26)

Weighted average number of basic and
diluted shares outstanding.............................      6,844,407      46,049,676

Pro forma basic and diluted net loss per share.........   $      (0.08)   $      (0.26)

Pro forma weighted average number of
basic and diluted common shares outstanding............     32,452,257      46,049,676

                      Condensed Consolidated Balance Sheets
                                 (in thousands)


                                                    DECEMBER 31, 2000              MARCH 31, 2001
                                                                                     (unaudited)
Cash and cash equivalents                              $132,207                        $231,909
Marketable securities                                        --                          58,403
Other current assets                                      8,211                           7,987
Net fixed and other assets                               55,153                          67,718
                                                       --------                        --------
     Total assets                                      $195,571                        $366,017

Current liabilities                                    $ 24,685                        $ 27,342
Long term liabilities                                    24,355                          27,196
Total stockholders' equity                              146,531                         311,479
                                                       --------                        --------
     Total liabilities and stockholders' equity        $195,571                        $366,017
                                                       ========                        ========
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